UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2007

AZCO MINING, INC.
(Exact name of registrant as specified in charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

Commission File Number: 0-20430

84-1094315
(I.R.S. employer identification no.)

1128 Pennsylvania NE, Suite 200
Albuquerque, NM 87110
(Address of principal executive offices, including zip code)

(505) 255-4852
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02.           Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Period

Overview

On June 20, 2007, Azco Mining, Inc. (the “Company”) filed amendments on Form 10-QSB/A to its Quarterly Report for its fiscal quarters ended December 31, 2006 and March 31, 2007, respectively (the “Amended Interim Reports”). The Amended Interim Reports amended and restated the financial statements included in the Company’s Quarterly Report on Form 10-QSB for its fiscal quarters ended December 31, 2006, and March 31, 2007, respectively (collectively, the “Initial Interim Reports”). As described below, the Company filed the Amended Interim Reports to correct its accounting of the elimination of a derivative financial liability associated with the exercise of 2,550,000 warrants in the Initial Interim Reports. The restatement encompassed reducing the gain on the settlement of the financing lease liability and increasing additional paid in capital by $638,537, respectively. The restatements did not affect the Company’s revenue, cash flow or total stockholders’ (deficit).

The Muzz Settlement

On November 3, 2006, the Company and Muzz Investments, LLC (“Muzz”) consummated a settlement pertaining to a 2002 financing lease and related obligations. In consideration for Muzz agreeing to terminate the 2002 financing lease agreement and to cancel all of the outstanding financial obligations relating to the financing lease, the Company transferred its 60% ownership interests in real estate and buildings at its Glendale, Arizona location to Muzz, retained ownership of its mica processing equipment, agreed to provide for the exercise of 2,550,000 warrants granted to Muzz in 2002 and issued 2,550,000 unregistered shares of its common stock to Muzz (the “Muzz Settlement”).

The Initial Accounting Treatment

In the Initial Interim Reports, the Company’s accounting for the Muzz Settlement incorporated the termination of the derivative financial liability associated with the financing lease as of November 3, 2006, as a component in the calculation of the overall gain on the Muzz Settlement, removed all assets and liabilities associated with the Muzz Settlement and considered the exercise of the associated warrants essentially helped reduce the liabilities associated with the Muzz Settlement. In this regard, in the Initial Interim Reports, the Company eliminated liabilities aggregating approximately $5,575,000, consisting of debt obligations related to the lease aggregating approximately $4,936,500 and a derivative financial liability associated with the Muzz warrants of approximately $638,500; removed a net book value of property and equipment of approximately $533,000 and deferred lease costs of $86,100; and, in connection with the exercise of the 2,550,000 Muzz warrants, resulted in an equity entry of $1,275,000. As such, in the Initial Interim Reports, the Company recognized gain on the transaction of $3,521,817, net of estimated costs associated with the transaction, in the financial statements for the quarter ended December 31, 2006.

The Restatements

On March 23, 2007, the Company filed its Registration Statement on Form SB-2 with the Securities and Exchange Commission. In response to comment letters from the Division of Corporate Finance dated April 25, 2007, and June 6, 2007, the Company determined that the correct application of accounting principles had not been applied in calculating a gain on the sale of property involving a financing lease payable derivative and settlement of the financing lease liability under U.S. generally accepted accounting principles.

Upon subsequent review of U.S. generally accepted accounting principles (paragraph 10 of EITF 00-19), on June 15, 2007, the Company determined that the accounting of the Muzz Settlement should be a two step process. As the warrants were exercised at the time of the Muzz Settlement for shares and not cash, the derivative liability at the time of the Muzz Settlement should be reclassified at the Muzz Settlement date to equity and not included in the overall calculation of the gain on settlement of the financing lease liability.

As a result of its review of the Muzz Settlement accounting, the Company's audit committee and Chief Executive Officer concluded, upon the recommendation of management and discussion with Stark Winter Schenkein & Co., LLP, the Company’s independent registered public accounting firm, that the financial statements included in the Initial Interim reports should no longer be relied upon.

As a result of this determination, on June 21, 2007, the Company amended the financial statements included in its Registration Statement and also amended the Initial Interim Reports to incorporate the change in presenting the reclassification of the derivative liability balance on the transaction date from a liability to equity. The restatement encompassed reducing the gain on the settlement of the financing lease liability and increasing additional paid in capital by $638,537, respectively. These changes did not affect the Company’s revenue, cash flow or total stockholders’ (deficit).

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZCO MINING, INC.

By:	/s/ W. Pierce Carson
W. Pierce Carson
President, Chief Executive
Officer and Director

Date: July 13, 2007